Exhibit 99.1

August 23, 2013

GEORGIA-PACIFIC LLC COMPLETES ACQUISITION OF BUCKEYE TECHNOLOGIES INC.

ATLANTA and MEMPHIS, Tenn. – Georgia-Pacific LLC and Buckeye Technologies Inc. (NYSE:BKI) today completed the previously announced acquisition of Buckeye by Georgia-Pacific. Under the merger agreement, all outstanding shares of Buckeye Technologies’ common stock were converted into the right to receive $37.50 per share, net to the holder in cash, without interest, subject to any withholding of taxes required by applicable law. The transaction was valued at approximately $1.5 billion, including debt.

As a result of the merger, Georgia-Pacific acquired all of the outstanding stock of Buckeye Technologies, including ownership of its five manufacturing facilities, global sales offices and headquarters. Employees of Buckeye Technologies (approximately 1,200) are now employees of Georgia-Pacific as Buckeye becomes a wholly owned subsidiary.

“We are excited to finalize the acquisition,” said John Crowe, chairman and CEO, Buckeye Technologies. “This combination will be very good for a lot of people. Many Buckeye employees will have more opportunities; customers will have more options; community members will continue to have a company with a record of contributing in communities where they operate and, of course, shareholders get a very nice return.”

Jim Hannan, CEO and president of Georgia-Pacific, added, “We are very pleased to welcome the talented Buckeye employees to our company. They, along with Buckeye Technologies’ assets, innovation capabilities, advanced technologies, and specialty fibers and nonwovens businesses, provide a significant platform for continued growth and success for our cellulose and consumer products businesses.”

As a result of the merger, Buckeye’s common stock will no longer be listed on the New York Stock Exchange or any other securities exchange. Buckeye will file a Certification on Form 15 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to suspend Buckeye’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

Headquartered in Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of building products, tissue, packaging, paper, cellulose and related chemicals. The company employs nearly 35,000 people worldwide. For more information, visit www.gp.com.

Media Contacts: Georgia-Pacific Karen Cole 404-652-4747 Greg Guest 404-652-4721	Investor Contacts: Buckeye Technologies Steve Dean 901-320-8352 Eric Whaley 901-320-8509